Exhibit 99.1

Trump Media Announces Approximately $2.5 Billion Bitcoin Treasury Deal

Company Liquid Assets to Jump to Over $3 Billion

SARASOTA, Fla., May 27, 2025 (GLOBE NEWSWIRE) -- Trump Media and Technology Group Corp. (Nasdaq, NYSE Texas: DJT) ("Trump Media" or the "Company"), operator of the social media platform Truth Social, the streaming platform Truth+, and the FinTech brand Truth.Fi, announced today that it has entered into subscription agreements with approximately 50 institutional investors, under which the Company agreed to issue and sell approximately $1.5 billion in the Company’s common stock and $1.0 billion in principal amount of 0.00% convertible senior secured notes, for aggregate gross proceeds of approximately $2.5 billion, in a private placement offering (the “Offering”).

The Offering is expected to close on or about May 29, 2025, subject to satisfaction of customary closing conditions.

The Company intends to use the proceeds for the creation of a Bitcoin treasury. One of the largest Bitcoin treasury deals of any public company, the move closes Trump Media’s previously announced special acquisition fund, which is one of numerous ways, including through potential mergers and acquisitions, that the Company is aiming to expand its reach throughout the America First economy.

Trump Media’s CEO and Chairman Devin Nunes said, “We view Bitcoin as an apex instrument of financial freedom, and now Trump Media will hold cryptocurrency as a crucial part of our assets. Our first acquisition of a crown jewel asset, this investment will help defend our Company against harassment and discrimination by financial institutions, which plague many Americans and U.S. firms, and will create synergies for subscription payments, a utility token, and other planned transactions across Truth Social and Truth+. It’s a big step forward in the Company’s plans to evolve into a holding company by acquiring additional profit-generating, crown jewel assets consistent with America First principles.”

The $2.5 billion Offering, comprising approximately $1.5 billion in Trump Media common stock at the market and $1.0 billion in convertible notes at a conversion price equal to a 35 percent premium, will place Bitcoin on Trump Media’s balance sheet alongside existing cash, cash equivalents, and short-term investments totaling $759.0 million as of the end of the first quarter of 2025.

Yorkville Securities, LLC and Clear Street LLC acted as Co-lead placement agents, with BTIG, LLC and Cohen & Company Capital Markets acting as Co-placement agents (collectively, the “Placement Agents”). Cantor Fitzgerald & Co. acted as financial advisor. Nelson Mullins Riley & Scarborough LLP is serving as legal counsel to the Company. Reed Smith LLP is serving as legal counsel to the Placement Agents.

Crypto.com and Anchorage Digital will provide custody for Trump Media’s Bitcoin treasury.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in the United States or any other state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement About Forward-Looking Statements

This press release includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of Trump Media. We have based these forward-looking statements on our current expectations and projections about future events, including expected timing and result of the Offering, the closing date, potential merger & acquisition activity, the rollout of products and features, our Bitcoin treasury strategy, the future plans, timing and potential success of the streaming services and the launch and success of our financial services and FinTech platform. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words "believes," "estimates," "expects," "projects," "forecasts," "may," "will," "should," "seeks," "plans," "scheduled," "anticipates," "soon," "goal," "intends," or similar expressions. Forward-looking statements are not guarantees of future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control.

About Trump Media

The mission of Trump Media is to end Big Tech's assault on free speech by opening up the Internet and giving people their voices back. Trump Media operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations, as well as Truth+, a TV streaming platform focusing on family-friendly live TV channels and on-demand content. Trump Media is also launching Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.

Investor Relations Contact

Shannon Devine (MZ Group | Managing Director - MZ North America)

Email: shannon.devine@mzgroup.us

Media Contact

press@tmtgcorp.com